Exhibit 10.42

FIFTH AMENDMENT TO

FIRST AMENDED AND RESTATED

REVOLVING CREDIT AGREEMENT

THIS Fifth Amendment to First Amended and Restated Revolving Credit Agreement (“Fifth Amendment”) by and among BETA OIL & GAS, INC., a Nevada corporation and the successor via merger to Red River Energy, Inc., an Oklahoma corporation (“Beta Oil”), and BETA OPERATING COMPANY, L.L.C., an Oklahoma limited liability company, and the successor via merger and name change to Red River Energy, L.L.C., an Oklahoma limited liability company (“Beta Operating”) (Beta Oil and Beta Operating being collectively referred to herein as the “Borrowers”) and BANK OF OKLAHOMA, NATIONAL ASSOCIATION (the “Bank”) is entered into effective as of the 30th day of June, 2003.

W I T N E S S E T H:

WHEREAS, pursuant to that certain First Amended and Restated Revolving Credit Agreement dated as of  March 30, 1999, as amended from time to time, including without limitation, that certain Fourth Amendment thereto dated as of March 15, 2002 (collectively referred to herein as the “Existing Credit Agreement”), the Bank extended to the Borrowers’ on a joint and several basis a (i) Revolver Commitment for a $14,500,000 Revolving Credit Loan upon the terms and conditions therein set forth and under which Revolving Credit Loan advances would be extended from time to time to the Borrowers therein described and defined by the Bank, subject to certain Collateral Borrowing Base and other limitations and conditions therein set forth, and (ii) Guidance Commitment in the maximum principal amount of $2,900,00 payable ON DEMAND and subject to the terms and conditions therein set forth;

WHEREAS, Borrowers have requested that the Bank renew and extend (i) the Revolver Commitment as evidenced by the $25,000,000 Revolving Credit Note described in the Existing Credit Agreement from March 15, 2004, to April 1, 2005, in the maximum Commitment amount  of $14,500,000, subject to automatic reduction on a monthly basis as of the last day of each calendar month, commencing July 31, 2003, pursuant to the MCR provisions of Section 2.13 hereof below (initially such MCR being stipulated to be $88,000) and with an initial stipulated  Collateral Borrowing Base of $14,500,000, and (ii) the Guidance Commitment established pursuant to and governed by the terms and provisions of the ISDA (as hereinafter defined) entered into between and among the Borrowers and the Bank to be used solely for hedge products to provide price protection for Borrowers’ oil and natural gas production, including the issuance from time to time of standby letters of credit for one or both of the Borrowers’ account in the name of such other counter-party, as beneficiary, in the increased maximum principal amount of $3,350,000 payable on a DEMAND basis and in no event later than April 1, 2004 (the “Guidance Commitment”) and to otherwise modify and amend certain of the provisions of the Existing Credit Agreement as hereinafter set forth (the Revolver Commitment and the Guidance Commitment collectively referred to herein as the “Commitments”); and

WHEREAS, subject to the terms, provisions and conditions hereinafter set forth, the Bank is willing to so modify and amend the Existing Credit Agreement.

NOW, THEREFORE, for good and valuable consideration, the Borrowers and the Bank hereby agree as follows:

1.             Each of the following Sections in Article I of the Existing Credit Agreement shall be either deleted or amended in their entirety as follows:

1.44 “Notes” shall mean the ISDA Agreement and the Revolver Note, collectively.

Section 1.62 of the Existing Credit Agreement is deleted.

2.                                       The following definitions shall be added to Article I:

1.69 “ISDA Agreement” shall have the meaning ascribed thereto in Section 2.1(b) of this Agreement.

1.70 “MCR” shall have the meaning ascribed thereto in Section 2.13 of this Agreement.

3.             The Revolver Commitment is hereby renewed in the maximum principal amount of $14,500,000.  All Revolving Credit Loans created pursuant thereto shall be evidenced by that certain replacement Revolving Credit Note dated as of June 30, 2003, from the Borrowers payable to the order of the Bank in the face principal amount of $25,000,000 (the “Revolver Note”).  Notwithstanding the stated face amount of the Revolver Note, the maximum Revolver Commitment initially shall be limited to the lesser of (i) $14,500,000 minus the applicable MCR pursuant to Section 2.13 hereof or (ii) the Collateral Borrowing Base amount as determined and adjusted from time to time in accordance with the terms and provisions of Article III of the Existing Loan Agreement.

4.             Sections 2.1 and 2.2 of the Existing Loan Agreement are deleted and replaced in their entirety with the following:

2.1           The Commitments.

(a)           Revolver Commitment.  The Bank agrees, upon the terms and subject to the conditions hereinafter set forth, to make a revolving line of credit loan (collectively the “Revolving Credit Loan”) to the Borrowers to be funded immediately upon Borrowers’ request and satisfaction of all of the conditions set forth in Article V hereof for the limited purposes of financing the Borrowers’ (a) purchase of certain producing oil and gas properties from time to time, (b) production, work-over and exploration expenses and other development, drilling and operating expenses pertaining thereto, (c) the issuance of certain standby letters of credit on Borrowers’ account in connection with their operation of such oil and gas properties, and (d) general corporate purposes and business needs. Unless its Revolver Commitment shall be sooner terminated pursuant to the provisions of this Agreement or the other Loan Documents, the Revolver Loan shall mature on April 1, 2005.  In no event shall the sum of the outstanding and unpaid amount advanced on the Revolving Credit Loans plus the aggregate unfunded amount of unexpired letters of credit issued under the Revolver Commitment  be in excess of the least of (i) original face amount of the Revolver Note ($25,000,000), (ii) the then applicable maximum amount of the Revolver Commitment (currently $14,500,000 minus the then applicable aggregate MCR) or (iii) Collateral Borrowing Base then in effect (initially set at $14,500,000 with the Borrowers’ concurrence and agreement).  Multiple advances shall be permitted on the Revolving Credit Loans.  Notwithstanding the face amount of the Revolver Note, the maximum amount available thereunder (including the aggregate unfunded amount of issued but unexpired letters of credit pursuant to the Revolver Commitment) shall in no event exceed the then applicable amount of the Revolver Commitment (initially $14,500,000 minus the then applicable aggregate MCR).

(b)           Guidance Commitment.  The Bank agrees, upon the terms and subject to the conditions hereinafter set forth, to establish a guidance line of credit (“Guidance Loan”) to the Borrowers for the limited purpose of utilization of hedging products issued by the Bank or other financial institutions or similar counter-parties acceptable to the Bank, including the issuance of  standby letters of credit in favor of such applicable counter-party(ies), as beneficiary(ies), in connection with price protection/hedging under the then applicable ISDA Agreements (collectively the “ISDA Letters Credit”), each with a final expiry date not later than April 1, 2004.  In no event shall the amount of issued and unfunded ISDA Letters of Credit outstanding, plus all amounts obligated or advanced under the Guidance Commitment  and remaining then outstanding amount of the Borrowers’ obligations owing under the ISDA Agreement be in excess of $3,350,000.  As used herein, the term “ISDA Agreement” shall mean that certain International Swap Dealers Association master agreement (together with applicable schedules, annexes, exhibits,  attachments or supplements thereto from time to time) entered into between and among the Borrowers and the Bank in connection with the Borrowers’ hedging, Swaps and or derivative products transaction with the Bank as a counter-party.

2.2           The Notes

(a)           Revolver Note.  On the Closing Date, the Borrowers shall execute and deliver to the order of the Bank their term note in the principal amount of $25,000,000, the form of which is annexed hereto as Exhibit A-1 and hereby made a part herein (hereinafter referred to as the “Revolver Note”).  The Revolver  Note shall be dated as of the Closing Date, and shall bear interest payable monthly on the last day of every calendar month, commencing July 31, 2003, on unpaid balances of principal from time to time outstanding at the adjustable variable annual rate equal from day to day to the rate applicable pursuant to the interest rate grid set forth on Section 2.8(a) of the Existing Credit Agreement. Mandatory principal prepayments shall be due and payable on the Revolver Note from time to time pursuant to the MCR in order to avoid the outstanding principal balance of the Revolver Note from being greater than the Revolver  Commitment amount (as reduced monthly by the MCR pursuant to Section 2.13 hereof) or the Collateral Borrowing Base (as redetermined in accordance with Section 3.2 hereof).  After maturity (whether by acceleration or otherwise), the Revolver  Note shall bear interest at the Default Rate payable on demand.  Interest shall be calculated on the basis of a year of 360 days, but assessed for the actual number of days elapsed in each accrual period.

(b)           ISDA Agreement.  As of the Closing Date, the Borrowers shall have executed and delivered to the order of the Bank their promissory note in the principal amount of $3,350,000, the form of which is acceptable to the Bank in scope, substance and form.  The Guidance Note shall be dated as of the Closing Date.  All draws on ISDA Letters of Credit issued under the ISDA Agreement shall be payable to the order of the Bank ON DEMAND and in no event later than April 1, 2004. Interest shall accrue on all sums and obligations of the Borrowers under the ISDA Agreement at a variable annual rate equal from day to day to the rate applicable pursuant to the interest rate grid set forth in Section 2.8(a) of the Existing Credit Agreement.

(c)           Payments on Notes.  All payments and prepayments on the Notes shall be made in lawful money of the United States of America in immediately available funds.  Any payments or prepayments received by the Bank after 2:00 o’clock p.m. (applicable current time in Tulsa, Oklahoma) shall be deemed to have been made on the next succeeding Business Day.  Any voluntary prepayment shall be applied first to accrued but unpaid interest then to the next succeeding installment(s) of principal. All outstanding principal of and accrued interest on the Notes not previously paid hereunder shall be due and payable ON DEMAND but in no event later than April 1, 2004 (insofar as the Guidance Note is concerned) and at final maturity on April 1, 2005 (insofar as the Revolver Note is concerned), unless such maturity shall be extended by the Bank in writing or accelerated pursuant to the terms hereof.

5.             Section 2.3 of the Existing Credit Agreement is hereby amended by replacing “March 15, 2004” with “April 1, 2005,” thus extending the final maturity date of the Revolver Note from March 15, 2004 to April 1, 2005.

6.             Effective as of the date of this Fifth Amendment to the date the Revolver Commitment expires or is otherwise terminated, Borrowers shall pay to the Bank a fee on the unused portion of the Revolver Commitment equal to one-fourth of one percentage point (0.25%) per annum, due quarterly in arrears as the same accrues and payable on the fifteenth day of the month next following the close of each calendar quarter, commencing July 15, 2003, for the calendar quarter ending June 30, 2003, calculated on the amount by which the then applicable Commitment amount available hereunder (currently $14,500,000) minus the then applicable aggregate MCR exceeds the sum of (i) the average daily outstanding principal balance of the Revolver Note plus (ii) the amount available on outstanding but unexpired Letters of Credit issued under the Commitment pursuant to Sections 2.1 and 2.7 of this Agreement.  Such non-usage fee shall be computed daily on the basis of a calendar year of 360 days but assessed only for the actual number of days elapsed during each accrual period.

7.                                       Section 2.7 of the Existing Loan Agreement is deleted and replaced by the following:

2.7           Provisions for Letters of Credit.

(a)           Any Letters of Credit issued with an expiry date later than April 1, 2005, and any ISDA Letters of Credit issued with an expiry date later than April 1, 2004, will, at the Bank’s sole option, be fully secured and collateralized by cash or cash equivalent acceptable to the Bank in its sole discretion and held thereby from and after April 1, 2004 (insofar as ISDA Letters of Credit are concerned) or April 1, 2005 (insofar as Letters of Credit are concerned), until expiration or cancellation of such Letter(s) of Credit or ISDA Letter(s) of Credit or payment of all draws thereon demand of the Bank.

(b)           No Letter of Credit will be issued if at the time of issuance the aggregate amount of (i) all unfunded and unexpired Letters of Credit then existing  plus (ii) any amounts advanced under the Revolver  Note plus (iii) the maximum amount of such Letter of Credit then being requested would exceed the lesser of (x) $14,500,000 minus the then applicable aggregate MCR or (y) the then applicable Collateral Borrowing Base.  No ISDA Letter of Credit will be issued if at the time of issuance the aggregate amount of (i) all unfunded and unexpired ISDA Letters of Credit then existing plus (ii) any amounts advanced or otherwise obligated on the ISDA Agreement and the Guidance Commitment, plus (iii) the maximum amount of such ISDA Letter of Credit then being requested would exceed $3,350,000.

(c)           All Letters of Credit and all ISDA Letters of Credit shall contain language acceptable to the Bank pertaining to automatic cancellation/reduction, as applicable.

(d)           If any Letter of Credit or any ISDA Letter of Credit is drawn upon at any time, each amount drawn, whether a full or partial draw thereon, shall be paid by wire transfer and reflected by the Bank as an (i) advance on the Revolver  Note (insofar as any Letter of Credit is concerned) and (ii) advance on the ISDA Agreement (insofar as any ISDA Letter of Credit is concerned) effective as of the date of the Bank’s honoring the sight draft, and such Letter of Credit or ISDA Letter of Credit, as applicable, shall be canceled immediately upon such wire transfer.

(e)           In consideration of the Bank’s agreement to issue Letters of Credit and ISDA Letters of Credit hereunder, the Borrowers agree to pay to the Bank letter of credit fees equal to one percent (2.25%) per annum on the face amount of each Letter of Credit and each ISDA Letter of Credit plus normal processing fees, which such fees shall be due and payable to the Bank at the time of issuance of each Letter of Credit or ISDA Letter of Credit, as applicable, and shall be paid by debit in such amount to the Borrowers’ general operating account established with the Bank, not sooner than three (3) days following the mailing by regular mail of notice of such intended debit.

8.                                       A new Section 2.13 is added to the Credit Agreement to read in its entirety as follows:

“2.13 MCR.  As used herein, the term “MCR” shall mean the automatic monthly reduction of the amount of the Revolver Commitment effective as of the last day of each calendar month, commencing July 31, 2003, initially by the amount of $88,000 per month (in addition to but not in lieu of the semi-annual redetermination of the Collateral Borrowing Base pursuant to Section 3.2 hereof below).”

9.             Section 3.3 of the Existing Credit Agreement is amended and modified to provide that mandatory principal prepayments shall be made by the Borrowers on the Revolver Note as required by the application of the MCR provisions of Section 2.13 hereof in reduction of the Commitment amount in order to provide that the outstanding principal balance of the Revolver Note shall not exceed the Commitment amount (as adjusted by the MCR) at any time.

10.           The remaining terms, provisions and conditions set forth in the Existing Credit Agreement shall remain in full force and effect.  The Borrowers restate, confirm and ratify the warranties, covenants and representations set forth therein and further represent to the Bank that, except as and only to the extent expressly waived in writing by the Bank, no default or Event of Default exists under the Existing Credit Agreement as of the date hereof.  The Borrowers further confirm, grant and re-grant, pledge and re-pledge to the Bank a continuing and continuous first and prior mortgage lien against, security interest in and pledge of all of the items and types of Collateral more particularly described in Article IV of the Existing Credit Agreement and in the Mortgage and the Security Instruments described and defined therein, including the Additional Mortgaged Property being mortgaged concurrently herewith by Beta Oil in favor of the Bank pursuant to certain supplemental Security Instruments in form, scope and substance acceptable to the Bank.

11.           The Borrowers shall execute and deliver or cause to be executed and delivered to the Bank each of the following as express conditions precedent to the effectiveness of the amendments and modifications contemplated by this Fifth Amendment:

(i)                                     this Fifth Amendment;

(ii)                                  the replacement Revolving Credit Note in the form annexed hereto as Exhibit A-1 and hereby made a part hereof and the ISDA Agreement in form, scope and substance acceptable to the Bank;

(iii)                applicable closing certificates (with resolutions attached) from each of the Borrowers in form, scope and content acceptable to the Bank, and

(iv)          applicable supplemental Mortgage instruments from the Borrowers and other supplemental or amendment Security Instruments, including without limitation, such additional or amending financing statements in the name of each of the Borrowers, as debtors;

together with such other and further documents and instruments as may be deemed appropriate by the Bank or the Bank’s legal counsel.

12.          THE BORROWERS HEREBY CONSENT TO THE JURISDICTION OF ANY OF THE LOCAL, STATE, AND FEDERAL COURTS LOCATED WITHIN TULSA COUNTY, OKLAHOMA, AND WAIVES ANY OBJECTION WHICH BORROWERS MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND WAIVE PERSONAL SERVICE OR ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO IT AT THE ADDRESS SET FORTH IN SUBSECTION 9.1 OF THE EXISTING LOAN AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE (3) BUSINESS DAYS AFTER MAILED OR DELIVERED BY MESSENGER.

13.           The Borrowers agree to pay to the Bank on demand all costs, fees and expenses (including without limitation reasonable attorneys fees and legal expenses and the fees of the Bank’s engineers for evaluating the Mortgaged Property) incurred or accrued by the Bank in connection with the preparation, execution, closing, delivery, and administration of the Credit Agreement  (including this Fifth Amendment), and the other Loan Documents (including Security Instruments), or any amendment, waiver, consent or modification thereto or thereof, or any enforcement thereof.  In any action to enforce or construe the provisions of the Credit Agreement or any of the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and all costs and expenses related thereto.

14.          BORROWERS FULLY, VOLUNTARILY AND EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, THE NOTES, THE MORTGAGE OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED (OR WHICH MAY IN THE FUTURE BE DELIVERED) IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT.  BORROWERS AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

15.           Any capitalized term used herein but not otherwise defined shall have the meaning given to such term in the Existing Loan Agreement.

IN WITNESS WHEREOF, this Fifth Amendment is executed and delivered to the Bank in Tulsa, Oklahoma, by the undersigned duly authorized officer and manager of each of the Borrowers, which such officer has full power and authority to do so for, on behalf and in the name of each of the Borrowers by virtue of all necessary corporate action of the Board of Directors of each of the Borrowers.

BETA OIL & GAS, INC.,
a Nevada corporation, formerly
Red River Energy, Inc, an Oklahoma corporation

By
David A. Wilkins,
President and Chief Executive Officer

“Beta Oil”

BETA OPERATING COMPANY, L.L.C.,
an Oklahoma limited liability company, formerly
Red River Energy, L.L.C.,
an Oklahoma limited liability company

By
David A. Wilkins,
President and manager

“Beta Operating”

(collectively the “Borrowers”)

BANK OF OKLAHOMA, NATIONAL ASSOCIATION

By
Wes W. Webb,
Vice President

“Bank”